Newmark Group, Inc. Reports First Quarter 2020 Financial Results
Declares Quarterly Dividend of $0.01
Newmark Reduces Support and Operational Expenses by at Least $100 Million for 2020
Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY - May 7, 2020 - Newmark Group, Inc. (NASDAQ: NMRK) ("Newmark" or "the Company"), a leading full-service commercial real estate business, today reported its financial results for the quarter ended March 31, 2020.

Select Results Compared to the Year-Earlier Period1

Highlights of Consolidated Results (USD millions)	1Q20	1Q19	Change
Revenues	$483.9	$447.7	8.1%
GAAP income before income taxes and noncontrolling interests	19.0	30.1	(36.7)%
GAAP net income for fully diluted shares	8.9	22.0	(59.3)%
Adjusted Earnings before noncontrolling interests and taxes	28.1	64.8	(56.7)%
Post-tax Adjusted Earnings to fully diluted shareholders	23.5	55.6	(57.8)%
Adjusted EBITDA	43.6	79.3	(45.0)%

Per Share Results	1Q20	1Q19	Change
GAAP net income per fully diluted share	$0.03	$0.08	(62.5)%
Post-tax Adjusted Earnings per share	0.09	0.21	(57.1)%

Impact of Non-Cash COVID-19 Related CECL Charge on Earnings
Newmark’s pre-tax GAAP earnings, pre-tax Adjusted Earnings, and Adjusted EBITDA results would have each been $17.2 million higher in the first quarter of 2020 but for the non-cash credit reserves recorded under the new Current Expected Credit Losses ("CECL") methodology. Excluding this amount, pre-tax Adjusted Earnings would have been $45.3 million and Adjusted EBITDA would have been $60.8 million in the first quarter of 2020. These non-cash CECL charges were primarily due to the macroeconomic effects of the COVID-19 pandemic. As reporting under the methodology began in 2020, there were no corresponding amounts in prior periods.

Management Comments
Barry M. Gosin, Chief Executive Officer of Newmark, said: “We are clearly living through an unprecedented moment in time. We wish to express our deepest sympathies to everyone who has suffered due to COVID-19. We would like to thank the medical professionals, first responders, and all others putting their own health at risk to help. We would also like to thank our employees, the vast majority of whom are now working from home and living with the challenges of this crisis.

1 U.S. Generally Accepted Accounting Principles is referred to as “GAAP”. “GAAP income (loss) before income taxes and noncontrolling interests” and “Adjusted Earnings before noncontrolling interests and taxes” may be used interchangeably with “GAAP pre-tax earnings” and “pre-tax Adjusted Earnings”, respectively. See the sections of this document including “Non-GAAP Financial Measures”, “Adjusted Earnings Defined”, “Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS”, “Fully diluted weighted-average share count for GAAP and Adjusted Earnings”, “Adjusted EBITDA Defined”, and “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA”, including any footnotes to these sections, for the complete and updated definitions of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and non-GAAP for the periods discussed herein. Please also see the section of this document titled "Implementation of CECL" for additional discussion of that topic.

"While maintaining our focus on the health and well-being of our employees and clients, we have responded quickly and have taken numerous steps to solidify our financial position, including reducing our operating and support expenses by over $100 million through the end of 2020. In addition, we have reduced our dividend and distributions and strengthened our balance sheet. Given our highly variable expense structure, coupled with the changes we have implemented, Newmark will maintain its strong financial position during a potentially prolonged downturn. We have taken the steps necessary to thrive when the crisis abates."

Dividend Information
Given ongoing macroeconomic uncertainty, after consultations with its Board of Directors (the "Board"), Newmark has declared a qualified quarterly dividend of $0.01 per share payable on June 15, 2020 to Class A and Class B common stockholders of record as of May 28, 2020. The declaration date was May 6, 2020 and the ex-dividend date will be May 27, 2020. Additionally, Newmark Holdings, L.P. will reduce its distributions to partners comparably. The Board intends to review the Company’s capital return policies at a future date as circumstances warrant.

Online Availability of Investor Presentation and Additional Financial Tables
An investor presentation related to Newmark's response to the COVID-19 pandemic as well as its actual and potential impact on the Company's results (the "COVID-19 Supplement") is available for download at http://ir.ngkf.com. Newmark's normal quarterly financial results presentation and supplemental Excel tables are also available for download at the same investor relations website. The Excel tables and quarterly results presentation contain the results discussed in this document, non-GAAP results for the periods from 2018 through the first quarter of 2020, as well as other useful information that may not be contained herein.

Revenue Detail2

Consolidated Revenues (USD millions)	1Q20	1Q19	Change
Leasing and other commissions	$140.4	$172.5	(18.6)%
Capital markets	127.9	102.8	24.4%
Gains from mortgage banking activities/origination, net	50.4	31.3	60.9%
Management services, servicing fees, and other	165.1	141.0	17.1%
Total revenues	483.9	447.7	8.1%

Revenue growth in the first quarter of 2020 was driven by capital markets and management services. Gains from mortgage banking activities increased mainly due to a more balanced mix of GSE originations. Industry leasing and capital markets volumes declined sharply towards the latter part of the quarter as deals were delayed or abandoned due to elevated uncertainty. Despite the late-quarter impact of COVID-19, the Company's quarterly volumes across capital markets and debt originations were up by 25% to $19 billion compared with the first quarter of 2019, which was better than industry metrics3. The
2 The Company's overall top-line included $95.9 million and $68.1 million in combined OMSR and pass-through revenues, respectively, in the first quarters of 2020 and 2019. Newmark may refer to these two items together as “non-fee revenue.” In full year 2018 and 2019, non-fee revenues were $329.3 million and $339.8 million, respectively. Additionally, investment sales, mortgage brokerage, and GSE multifamily lending revenues are contained in two separate line items: (1) Capital markets (which consists of investment sales and non-originated mortgage brokerage); and (2) Gains from mortgage banking activities/origination, net (which the Company may also refer to as “agency lending”).
3 Newmark volumes increased by 35% in investment sales, by 19% in mortgage brokerage, and declined by 15% in GSE originations. According to preliminary estimates from RCA, U.S. investment sales volumes increased by 11% in the first quarter of 2020 compared with a year earlier. Overall industry GSE multifamily loan purchase volumes declined by 20% in the first quarter of 2020 compared with a year earlier. GSE loan purchases exclude FHA . The Company calculates GSE and FHA origination volumes based on when loans are rate locked, which is consistent with how revenues are recorded for “Gains from mortgage banking activities/origination, net”. The volumes reported by the GSEs are based on when loans are sold and/or securitized, and typically lag those reported by Newmark or MBA estimates by 30 to 45 days.

Company expects industry volumes to be negatively impacted in the near term by the pandemic. Please see the COVID-19 Supplement for a further discussion of the potential impacts of the crisis on industry revenues and volumes.

Consolidated Expenses4

Consolidated Expenses (USD millions)	1Q20	1Q19	Change
Compensation and employee benefits under GAAP	$300.3	$263.4	14.0%
Equity-based compensation and allocations of net income to limited partnership units and FPUs	12.9	13.9	(6.9)%
Non-compensation expenses under GAAP	144.1	122.9	17.3%
Total expenses under GAAP	457.3	400.1	14.3%
Compensation and employee benefits for Adjusted Earnings	299.9	263.4	13.9%
Non-compensation expenses for Adjusted Earnings	144.8	115.9	25.0%
Total expenses for Adjusted Earnings	444.7	379.2	17.3%

Compensation and employee benefits expense under GAAP and for Adjusted Earnings increased in the first quarter of 2020 largely due to higher direct compensation expenses associated with growth in management services, as well as the hiring of top producers during the past year. Non-compensation expenses increased primarily because of a $17.2 million provision related to CECL, which was implemented on January 1, 2020. Non-compensation expenses for Adjusted Earnings also increased mainly due to the net impact of non-cash OMSR revenue and MSR amortization.

In response to the impact of the pandemic, Newmark took actions to reduce at least $100 million in expenses for 2020 related to support and operations functions. In addition, a significant component of the Company's operating expenses relate to revenues on which producers earn commissions ("commission-based revenues"), as well as to pass-through reimbursable expenses that move in tandem with revenues. Please refer to additional detail on the Company's financial model, as well as a further discussion of the expected impact of the pandemic on the Company's expenses and Newmark's expected cost savings in the COVID-19 Supplement.

Other Income

Other Income (USD millions)	1Q20	1Q19	Change
Nasdaq-related items	$19.0	$(9.4)	302.1%
Mark-to-market (losses) gains on non-marketable investments, net	(16.8)	—	N/A
Other items, net	(0.7)	(0.3)	133.3%
Other (loss) income, net under GAAP	$1.4	$(9.7)	114.4%
Exclude:
Nasdaq-related items, non-cash	(21.2)	13.3	(259.4)%
Mark-to-market gains on non-marketable investments, net	16.8	—	N/A
Other items, net	0.8	0.5	60.0%
Other income (loss), net for Adjusted Earnings	$(2.1)	$(4.0)	(47.5)%

4 Please see “Adjusted Earnings Defined” and “Reconciliation of GAAP Net Income Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interests and Taxes and GAAP Fully Diluted EPS to Post-Tax Adjusted EPS” for more information on charges with respect to equity-based compensation and allocations of net income to limited partnership units and FPUs, as well as more information how non-cash GAAP gains attributable to originated mortgage servicing rights (“OMSRs”) and GAAP amortization of mortgage servicing rights (“MSRs”) impact non-GAAP results.

Newmark's other income under GAAP in the first quarter of 2020 and 2019 includes non-cash mark-to-market changes of the Nasdaq Forwards,5 which hedge against potential downside risk from a decline in the share price of Nasdaq's common stock, while allowing the Company to retain all the potential upside from any related share price appreciation related to the annual Nasdaq Earn-out. The value of the Nasdaq Forwards moves inversely with the price of Nasdaq common stock. Newmark's other income under GAAP also includes mark-to-market gains/(losses) on non-marketable investments. These non-cash items are excluded for Newmark's calculations of Adjusted Earnings and Adjusted EBITDA.

Taxes and Noncontrolling Interest

Taxes (USD millions)	1Q20	1Q19	Change
GAAP provision for income taxes	$4.8	$6.7	(28.3)%
Provision for income taxes for Adjusted Earnings	4.1	9.3	(55.8)%
Net income attributable to noncontrolling interests for GAAP	6.1	6.5	(6.9)%
Net income attributable to noncontrolling interests for Adjusted Earnings	0.5	(0.1)	(432.1)%

Taxes and noncontrolling interests generally move in tandem with the Company's earnings.

 Consolidated Share Count6

Consolidated Share Count (shares in millions)	1Q20	1Q19	Change
Fully diluted weighted-average share count under GAAP	263.6	269.1	(2.0)%
Fully diluted weighted-average share count for Adjusted Earnings	263.6	269.1	(2.0)%
Fully diluted period-end (spot) share count under GAAP and Adjusted Earnings	263.1	268.3	(2.0)%

Newmark’s fully diluted weighted-average share count for Adjusted Earnings in the first quarter of 2020 was 2% lower year-on-year.

Select Balance Sheet Data7

Select Balance Sheet Data (USD millions)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$291.5	$163.6
Net debt	661.3	425.7
Long-term debt	952.8	589.3
Total equity	942.3	962.1

During the first quarter, Newmark paid $56.5 million for income taxes on 2019 earnings, $54.5 million for previously declared dividends and distributions, $45.0 million for year-end compensation to employees
5 For additional information about Newmark’s expected receipt of Nasdaq shares and related monetization transactions, which are a component of other income, see the sections of the Company’s most recent SEC filings on Form 10-Q or Form 10-K titled “Nasdaq Monetization Transactions” and “Exchangeable Preferred Partnership Units and Forward Contract”, as well as any updates regarding these topics in subsequent SEC filings.
6 The fully diluted weighted-average share count under GAAP may differ from the fully diluted weighted-average share count for Adjusted Earnings in order to avoid anti-dilution in certain periods. This also impacts GAAP net income for fully diluted shares.
7 “Total equity” in this table is the sum of “redeemable partnership interests,” “noncontrolling interests” and “total stockholders' equity”. “Long-term debt” in this table excludes “Warehouse facilities collateralized by U.S. Government Sponsored Enterprises”. Newmark uses its warehouse lines and repurchase agreements for short-term funding of mortgage loans originated under its GSE and FHA lending programs, and such amounts are generally offset by “Loans held for sale, at fair value” on the balance sheet. Such loans are typically sold within 45 days. Loans made using Newmark’s warehouse lines are recourse to Berkeley Point Capital LLC, but non-recourse to Newmark Group. “Liquidity”, when shown, excludes marketable securities that have been financed. See the section titled “Liquidity Defined” and the related reconciliation tables later in this document. "Net debt" is defined as total debt, net of cash or, if applicable, total liquidity.

and $60.0 million to new hires and producers, as Newmark continued to attract leading industry professionals. Many of these items are typically recorded in the first quarter of a given year and are thus not expected to recur in 2020. Because Newmark is reducing expenses, dividends, and distributions, the Company expects its quarterly generation of cash to be meaningfully better for the remainder of the year.

During the first quarter, the Company increased capacity under its Revolving Credit Facility to $465 million from $250 million on improved terms and with an extended tenor. Newmark drew down $180 million of incremental capital on March 17 as a precautionary measure to ensure its strong liquidity position given the macroeconomic uncertainty. The remaining borrowing during the quarter reflects the uses of cash discussed previously. At March 31, the Company had a total of $415 million outstanding. The Company's net leverage ratio8 was 1.2 times as of March 31, 2020, as compared to 0.8 times as of December 31, 2019.

Newmark’s balance sheet does not yet reflect the approximately $571 million of additional unmonetized Nasdaq payments that the Company expects to receive through 2027, based on the closing price on May 6, 2020. This is because the shares are contingent upon Nasdaq generating at least $25 million in gross revenues annually. Nasdaq generated gross revenues of approximately $4.3 billion in 2019.

Outlook for 2020
Newmark is withdrawing its previously issued outlook for 2020 because of elevated market uncertainty due to the pandemic. In the COVID-19 Supplement, the Company has provided analysts and investors with a framework under which they might analyze Newmark's potential earnings. This special presentation includes certain hypothetical scenarios that illustrate possible future Adjusted EBITDA and pre-tax Adjusted Earnings results.

For example, the Company shows a scenario where a $500 million year-over-year commission-based revenue decline in 2020, coupled with the previously discussed expense reductions, would result in a $150 million year-over-year reduction in Adjusted EBITDA ($565.8 million in 2019) and pre-tax Adjusted Earnings ($511.9 million in 2019), all else equal. For each additional $100 million change in annualized commission revenues, Newmark would expect its Adjusted EBITDA and pre-tax Adjusted Earnings to change by approximately $50 million. Please note that Newmark's actual results may differ materially from the hypothetical scenarios shown in the COVID-19 Supplement.

Additional Information Available in Newmark's COVID-19 Supplement
Due to the extraordinary macroeconomic impact of the ongoing global pandemic, Newmark created the COVID-19 Supplement, which is available on the Company’s investor relations website. This presentation illustrates Newmark's response to the crisis. In this supplemental presentation, Newmark shows the steps it has taken to ensure the financial strength of the Company, even in the event of a prolonged economic downturn.

This special investor presentation should be read in conjunction with this press release, Newmark’s ordinary first quarter 2020 financial results presentation, and its most recent SEC filings including those on Form 10-Q and Form 10-K.
8 "Net leverage" is defined as net debt (total long-term debt after adjusting for liquidity) divided by TTM Adjusted EBITDA.

Conference Call and Investor Presentation
Newmark will host a conference call at 10:00 a.m. ET today to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company's Non-GAAP results, is expected to be accessible via the following site: http://ir.ngkf.com. A webcast replay of the conference call is expected to be accessible at the same website within 24 hours of the live call and will be available for 365 days following the call. Additionally, call participants may dial in with the following information:

Live Conference Call Details

Date - Start Time:	5/7/2020 at 10:00 a.m. ET
U.S. Dial In:	1-844-698-0961
International Dial In:	1-647-253-8659
Passcode:	277-9567

Replay

Available From - To:	5/7/2020 1:00 p.m. ET – 5/14/2020 11:59 p.m. ET
U.S. Dial In:	1-800-585-8367
International Dial In:	1-416-621-4642
Passcode:	277-9567

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above URLs into your browser's address bar.)

Implementation of CECL
Newmark adopted the new CECL accounting standard on January 1, 2020. Under this methodology, the Company is required to estimate lifetime expected credit losses, which is a significant change from the incurred loss model that Newmark previously used. The Company's adoption of CECL resulted in an initial non-cash pre-tax reserve of $25.9 million, which was recorded as a reduction to shareholder’s equity as of the beginning of 2020 but had no impact on Newmark's earnings or cash position. This reserve was primarily driven by the Company's Fannie Mae multifamily mortgage servicing portfolio. During the quarter ended March 31, 2020, Newmark increased its non-cash CECL reserve to reflect the uncertain macroeconomic impact of COVID-19.

Impact of COVID-19 on Employees
Newmark has taken steps that it believes will help its employees during this global pandemic. These policies and practices protect the health, safety and welfare of the Company’s workforce while enabling employees to maintain a high level of performance in compliance with applicable “shelter-in-place” orders. Certain of these items are summarized below.

•	The Company activated its Business Continuity Plan and implemented a work from home policy. In all cases, the Company has mandated appropriate social distancing measures.

•	The Company provides ongoing informational COVID-19 related messages and notices.

•	Where applicable, Newmark is applying more frequent and vigorous hygiene and sanitation measures and providing personal protective equipment.

•	Internal and external meetings are conducted virtually or via phone calls.

•	There is a ban on nonessential business travel, while personal travel is discouraged.

•	Newmark is deferring corporate events and participation in industry conferences.

•	If relevant, Newmark has deployed clinical staff internally to support its employees and required self-quarantine.

•	The Company’s medical plans have waived applicable member cost sharing for all diagnostic testing related to COVID-19.

•	Newmark continues to pay medical, dental, vision, and life insurance contributions for furloughed employees.

•
The Company also introduced zero co-pay telemedicine visits for general medicine for participants in the U.S. medical plans and their dependents. Newmark has encouraged the use of telemedicine during the pandemic.

•	The Company has reminded employees about its Employee Assistance Program and the ways it can assist them during this challenging time.

•	Newmark provides paid leave in accordance with its policies and applicable COVID-19-related laws and regulations.

•	The Company is developing standardized procedures for reopening its offices safely at the appropriate time.

Impact of COVID-19 on Newmark's Clients
Newmark expects to help its clients manage their real estate portfolios during this pandemic in the following ways:

•	The Company is providing consulting and advisory services for tenants that need assistance with implementing policies with respect to social distancing, workplace strategy, and portfolio strategies.

•	Newmark is assisting clients in determining what their real estate needs will be in the short, medium, and long term and how they can devise and implement related strategies.

•
The Company is enabling commercial real estate owners and investors with respect to appraisals and select ways for them to preserve and create value. The Company is also helping them navigate new requirements resulting from the pandemic related to items including cleaning, social distancing, and remote working.

•	Newmark's professionals are in constant communication with many of the largest institutions in the world to discuss debt and asset strategies in this rapidly evolving environment.

•
The Company's clients can find more detailed and useful information on the impact of COVID-19 and insights into how to best operate in the current environment at the following website: “COVID-19 Perspectives” - www.ngkf.com/covid-19/.

Impact of COVID-19 on the Company's Results
Certain GAAP expenses may be higher than they otherwise would have due to the pandemic. The impacted items may include:

•	Non-cash amortization of intangibles with respect to acquisitions;

•	Non-cash asset impairment charges with respect to goodwill or other intangible assets;

•	Non-cash mark-to-market adjustments for non-marketable investments;

•	Severance charges incurred in connection with headcount reductions as part of broad restructuring plans;

•
Non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives; and

•	Newmark’s provisions for non-cash credit reserves under the CECL methodology.

In addition, certain other expenses may be greater than they might otherwise have been or negatively impact the Company’s margins due to the pandemic. These items are included for purposes of calculating Newmark's GAAP results.

Some of the potentially elevated expenses may be partially offset by certain tax benefits. It is difficult to predict the amounts of any of these items or when they might be recorded because they may depend on the duration, severity, and overall impact of the pandemic.

NEWMARK GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	March 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$291,544	$163,564
Restricted cash	60,045	58,308
Marketable securities	—	36,795
Loans held for sale, at fair value	739,383	215,290
Receivables, net	439,080	508,379
Other current assets	131,651	91,194
Total current assets	1,661,703	1,073,530
Goodwill	559,214	557,914
Mortgage servicing rights, net	412,813	413,644
Loans, forgivable loans and other receivables from employees and partners, net	490,754	403,710
Right-of-use assets	195,510	201,661
Fixed assets, net	103,061	98,016
Other intangible assets, net	50,080	45,226
Other assets	413,102	407,898
Total assets	$3,886,237	$3,201,599

Liabilities and Equity:
Current Liabilities:
Warehouse facilities collateralized by U.S. Government Sponsored Enterprises	$703,321	$209,648
Accrued compensation	257,892	343,845
Accounts payable, accrued expenses and other liabilities	399,847	417,069
Securities loaned	—	36,735
Payables to related parties	14,643	38,090
Total current liabilities	1,375,703	1,045,387

Long-term debt	952,756	589,294
Right-of-use liabilities	221,265	227,942
Other long-term liabilities	394,201	376,834
Total liabilities	$2,943,925	$2,239,457

Equity:
Total equity (1)	942,312	962,142
Total liabilities and equity	$3,886,237	$3,201,599

 (1) Includes "redeemable partnership interests," "noncontrolling interests" and "total stockholders' equity".

NEWMARK GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
Revenues:	2020	2019
Leasing and other commissions	$140,439	$172,471
Capital Markets	127,923	102,797
Commissions	$268,362	$275,268
Gains from mortgage banking activities/origination, net	50,422	31,346
Management services, servicing fees and other	165,146	141,042
Total revenues	483,930	447,656

Expenses:
Compensation and employee benefits	300,257	263,353
Equity-based compensation and allocations of net income to limited partnership units and FPUs	12,914	13,871
Total compensation and employee benefits	313,171	277,224
Operating, administrative and other	92,281	87,893
Fees to related parties	5,812	6,725
Depreciation and amortization	46,039	28,304
Total non-compensation expenses	144,132	122,922
Total operating expenses	457,303	400,146

Other income, net:
Other income, net	1,438	(9,718)
Total other income (loss), net	1,438	(9,718)

Income (loss) from operations	28,065	37,792
Interest expense, net	(9,030)	(7,699)
Income (loss) before income taxes and noncontrolling interests	19,035	30,093
Provision (benefit) for income taxes	4,797	6,687
Consolidated net income (loss)	14,238	23,406

Less: Net income (loss) attributable to noncontrolling interests	6,056	6,502

Net income (loss) available to common stockholders	$8,182	$16,904

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders (1)	$5,737	$13,680
Basic earnings per share	$0.03	$0.08
Basic weighted-average shares of common stock outstanding	177,545	178,611

Fully diluted earnings per share
Net income (loss) for fully diluted shares (1)	$8,933	$21,968
Fully diluted earnings per share	$0.03	$0.08
Fully diluted weighted-average shares of common stock outstanding	263,646	269,057

Dividends declared per share of common stock	$0.10	$0.10
Dividends paid per share of common stock	$0.10	$0.09

(1) Includes a reduction for dividends on preferred stock or units of $2.4 million and $3.2 million for the three months ended March 31, 2020 and 2019, respectively.

NEWMARK GROUP INC.
SUMMARIZED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)
	Three Months Ended March 31,
	2020	2019
Net cash provided by (used in) operating activities	$(652,401)	$39,433
Net cash (used in) provided by investing activities	18,800	2,872
Net cash (used in) provided by financing activities	763,318	(91,878)
Net increase in cash and cash equivalents and restricted cash	129,717	(49,573)
Cash and cash equivalents and restricted cash at beginning of period	221,872	187,406
Cash and cash equivalents and restricted cash at end of period	$351,589	$137,833

Net cash used in operating activities excluding activity from loan originations and sales (1)	$(128,309)	$(78,409)

(1) Includes payments for new hires and producers in the amount of $60.0 million and $32.0 million for the three months ended March 31, 2020 and 2019, respectively.

The Unaudited Condensed Consolidated Statement of Cash Flows are presented in summarized form. For complete Unaudited Condensed Consolidated Statement of Cash Flows, please refer to Newmark's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, to be filed with the Securities and Exchange Commission in the near future.

Non-GAAP Financial Measures
This document contains non-GAAP financial measures that differ from the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Non-GAAP financial measures used by the Company include "Adjusted Earnings before noncontrolling interests and taxes", which is used interchangeably with "pre-tax Adjusted Earnings"; "Post-tax Adjusted Earnings to fully diluted shareholders", which is used interchangeably with "post-tax Adjusted Earnings"; "Adjusted EBITDA"; and "Liquidity". The definitions of these terms are below.

Adjusted Earnings Defined
Newmark uses non-GAAP financial measures, including "Adjusted Earnings before noncontrolling interests and taxes" and "Post-tax Adjusted Earnings to fully diluted shareholders", which are supplemental measures of operating results used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. Newmark believes that Adjusted Earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers when managing its business.

As compared with "Income (loss) before income taxes and noncontrolling interests" and "Net income (loss) for fully diluted shares", both prepared in accordance with GAAP, Adjusted Earnings calculations primarily exclude certain non-cash items and other expenses that generally do not involve the receipt or outlay of cash by the Company and/or which do not dilute existing stockholders. In addition, Adjusted Earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary results of Newmark. Adjusted Earnings is calculated by taking the most comparable GAAP measures and making adjustments for certain items with respect to compensation expenses, non-compensation expenses, and other income, as discussed below.

Calculations of Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA

Treatment of Equity-Based Compensation under Adjusted Earnings and Adjusted EBITDA
The Company's Adjusted Earnings and Adjusted EBITDA measures exclude all GAAP charges included in the line item "Equity-based compensation and allocations of net income to limited partnership units and FPUs" (or "equity-based compensation" for purposes of defining the Company's non-GAAP results) as recorded on the Company's GAAP Consolidated Statements of Operations and GAAP Consolidated Statements of Cash Flows. These GAAP equity-based compensation charges reflect the following items:

•
Charges with respect to grants of exchangeability, which reflect the right of holders of limited partnership units with no capital accounts, such as LPUs and PSUs, to exchange these units into shares of common stock, or into partnership units with capital accounts, such as HDUs, as well as cash paid with respect to taxes withheld or expected to be owed by the unit holder upon such exchange. The withholding taxes related to the exchange of certain non-exchangeable units without a capital account into either common shares or units with a capital account may be funded by the redemption of preferred units such as PPSUs.

•
Charges with respect to preferred units. Any preferred units would not be included in the Company's fully diluted share count because they cannot be made exchangeable into shares of common stock and are entitled only to a fixed distribution. Preferred units are granted in connection with the grant of certain limited partnership units that may be granted exchangeability or redeemed in connection with the grant of shares of common stock at ratios designed to cover any withholding taxes expected to be paid. This is an acceptable alternative to the common practice among public companies of issuing the gross amount of shares to employees, subject to cashless withholding of shares, to pay applicable withholding taxes.

•
GAAP equity-based compensation charges with respect to the grant of an offsetting amount of common stock or partnership units with capital accounts in connection with the redemption of non-exchangeable units, including PSUs and LPUs.

•	Charges related to amortization of RSUs and limited partnership units.

•	Charges related to grants of equity awards, including common stock or partnership units with capital accounts

•	Allocations of net income to limited partnership units and FPUs. Such allocations represent the pro-rata portion of post-tax GAAP earnings available to such unit holders.

The amount of certain quarterly equity-based compensation charges is based upon the Company's estimate of such expected charges during the annual period, as described further below under "Methodology for Calculating Adjusted Earnings Taxes".

Virtually all of Newmark's key executives and producers have equity or partnership stakes in the Company and its subsidiaries and generally receive deferred equity or limited partnership units as part of their compensation. A significant percentage of Newmark's fully diluted shares are owned by its executives, partners and employees. The Company issues limited partnership units as well as other forms of equity-based compensation, including grants of exchangeability into shares of common stock, to provide liquidity to its employees, to align the interests of its employees and management with those of common stockholders, to help motivate and retain key employees, and to encourage a collaborative culture that drives cross-selling and growth.

All share equivalents that are part of the Company's equity-based compensation program, including REUs, PSUs, LPUs, certain HDUs, and other units that may be made exchangeable into common stock, as well as RSUs (which are recorded using the treasury stock method), are included in the fully diluted share count when issued or at the beginning of the subsequent quarter after the date of grant. Generally, limited partnership units other than preferred units are expected to be paid a pro-rata distribution based on Newmark's calculation of Adjusted Earnings per fully diluted share.

Certain Other Compensation-Related Items under Adjusted Earnings and Adjusted EBITDA
Newmark also excludes various other GAAP items that management views as not reflective of the Company's underlying performance for the given period from its calculation of Adjusted Earnings and Adjusted EBITDA. These may include compensation-related items with respect to cost-saving initiatives, such as severance charges incurred in connection with headcount reductions as part of broad restructuring plans.

Calculation of Non-Compensation Adjustments for Adjusted Earnings and Adjusted EBITDA
Newmark's calculation of pre-tax Adjusted Earnings excludes non-cash GAAP charges related to the following:

•	Amortization of intangibles with respect to acquisitions.

•	Gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs").

•
Amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, the Company recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings and Adjusted EBITDA in future periods.

•
Various other GAAP items that management views as not reflective of the Company's underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

Calculation of Other (income) losses for Adjusted Earnings
Adjusted Earnings calculations also exclude certain other non-cash, non-dilutive, and/or non-economic items, which may, in some periods, include:

•	Unusual, one-time, non-ordinary or non-recurring gains or losses;

•	Non-cash GAAP asset impairment charges;

•
The impact of any unrealized non-cash mark-to-market gains or losses on "Other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2020, 2021, and 2022 and the recently settled 2019 Nasdaq payment (the "Nasdaq Forwards"); and/or

•	Mark-to-market adjustments for non-marketable investments;

•	Certain other non-cash, non-dilutive, and/or non-economic items.

Methodology for Calculating Adjusted Earnings Taxes
Although Adjusted Earnings are calculated on a pre-tax basis, Newmark also reports post-tax Adjusted Earnings to fully diluted shareholders. The Company defines post-tax Adjusted Earnings to fully diluted shareholders as pre-tax Adjusted Earnings reduced by the non-GAAP tax provision described below and net income (loss) attributable to noncontrolling interest for Adjusted Earnings.

The Company calculates its tax provision for post-tax Adjusted Earnings using an annual estimate similar to how it accounts for its income tax provision under GAAP. To calculate the quarterly tax provision under GAAP, Newmark estimates its full fiscal year GAAP income (loss) before noncontrolling interests and taxes and the expected inclusions and deductions for income tax purposes, including expected equity-based compensation during the annual period. The resulting annualized tax rate is applied to Newmark's quarterly GAAP income (loss) before income taxes and noncontrolling interests. At the end of the annual period, the Company updates its estimate to reflect the actual tax amounts owed for the period.

To determine the non-GAAP tax provision, Newmark first adjusts pre-tax Adjusted Earnings by recognizing any, and only, amounts for which a tax deduction applies under applicable law. The amounts include charges with respect to equity-based compensation; certain charges related to employee loan forgiveness; certain net operating loss carryforwards when taken for statutory purposes; and certain charges related to tax goodwill amortization. These adjustments may also reflect timing and measurement differences, including treatment of employee loans; changes in the value of units between the dates of grants of exchangeability and the date of actual unit exchange; variations in the value of certain deferred tax assets; and liabilities and the different timing of permitted deductions for tax under GAAP and statutory tax requirements.

After application of these adjustments, the result is the Company's taxable income for its pre-tax Adjusted Earnings, to which Newmark then applies the statutory tax rates to determine its non-GAAP tax provision. Newmark views the effective tax rate on pre-tax Adjusted Earnings as equal to the amount of its non-GAAP tax provision divided by the amount of pre-tax Adjusted Earnings.

Generally, the most significant factor affecting this non-GAAP tax provision is the amount of charges relating to equity-based compensation. Because the charges relating to equity-based compensation are deductible in accordance with applicable tax laws, increases in such charges have the effect of lowering the Company's non-GAAP effective tax rate and thereby increasing its post-tax Adjusted Earnings.

Newmark incurs income tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of its subsidiaries. Certain of the Company's entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax ("UBT") in New York City. Any U.S. federal and state income tax liability or benefit related to the partnership income or loss, with the exception of UBT, rests with the unit holders rather than with the partnership entity. The Company's consolidated financial statements include U.S. federal, state and local income taxes on the Company's allocable share of the U.S. results of operations. Outside of the U.S., Newmark is expected to operate principally through subsidiary corporations subject to local income taxes. For these reasons, taxes for Adjusted Earnings are expected to be presented to show the tax provision the consolidated Company would expect to pay if 100% of earnings were taxed at global corporate rates.

Calculations of Pre- and Post-Tax Adjusted Earnings per Share
Newmark's pre- and post-tax Adjusted Earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to any dilutive instruments, but excludes the associated expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated expense, net of tax.

The share count for Adjusted Earnings excludes certain shares and share equivalents expected to be issued in future periods but not yet eligible to receive dividends and/or distributions. Each quarter, the dividend payable to Newmark's stockholders, if any, is expected to be determined by the Company's Board of Directors with reference to a number of factors, including post-tax Adjusted Earnings per share. Newmark may also pay a pro-rata distribution of net income to limited partnership units, as well as to Cantor for its noncontrolling interest. The amount of this net income, and therefore of these payments per unit, would be determined using the above definition of Adjusted Earnings per share on a pre-tax basis.

The declaration, payment, timing and amount of any future dividends payable by the Company will be at the discretion of its Board of Directors using the fully diluted share count. In addition, the non-cash preferred dividends are excluded from Adjusted Earnings per share as Newmark expects to redeem the related exchangeable preferred limited partnership units ("EPUs") with Nasdaq shares. For more information on any share count adjustments, see the table in this document and/or the Company’s most recent financial results release titled "Fully Diluted Weighted-Average Share Count for GAAP and Adjusted Earnings".

Management Rationale for Using Adjusted Earnings
Newmark's calculation of Adjusted Earnings excludes the items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views results excluding these items as a better reflection of the underlying performance of Newmark's ongoing operations. Management uses Adjusted Earnings in part to help it evaluate, among other things, the overall performance of the Company's business, to make decisions with respect to the Company's operations, and to determine the amount of dividends payable to common stockholders and distributions payable to holders of limited partnership units. Dividends payable to common stockholders and distributions payable to holders of limited partnership units are included within "Distributions to stockholders" and "Earnings distributions to limited partnership interests and noncontrolling interests," respectively, in our unaudited, condensed, consolidated statements of cash flows.

The term "Adjusted Earnings" should not be considered in isolation or as an alternative to GAAP net income (loss). The Company views Adjusted Earnings as a metric that is not indicative of liquidity, or the cash available to fund its operations, but rather as a performance measure. Pre- and post-tax Adjusted Earnings, as well as related measures, are not intended to replace the Company's presentation of its GAAP financial results. However, management believes that these measures help provide investors with a clearer understanding of Newmark's financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company's financial condition and results of operations. Management believes that the GAAP and Adjusted Earnings measures of financial performance should be considered together.

For more information regarding Adjusted Earnings, see the sections of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted Earnings and GAAP Fully Diluted EPS to Post-tax Adjusted EPS", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

Adjusted EBITDA Defined
Newmark also provides an additional non-GAAP financial performance measure, "Adjusted EBITDA", which it defines as GAAP "Net income (loss) available to common stockholders", adjusted to add back the following items:

•	Net income (loss) attributable to noncontrolling interest;

•	Provision (benefit) for income taxes;

•	OMSR revenue;

•	MSR amortization;

•	Other depreciation and amortization;

•	Equity-based compensation and allocations of net income to limited partnership units and FPUs;

•
Various other GAAP items that management views as not reflective of the Company’s underlying performance for the given period, including non-compensation-related charges incurred as part of broad restructuring plans. Such GAAP items may include charges for exiting leases and/or other long-term contracts as part of cost-saving initiatives, as well as non-cash impairment charges related to assets, goodwill and/or intangibles created from acquisitions.

•
Other non-cash, non-dilutive, and/or non-economic items, which may, in certain periods, include the impact of any unrealized non-cash mark-to-market gains or losses on "other income (loss)" related to the variable share forward agreements with respect to Newmark's expected receipt of the Nasdaq payments in 2020, 2021, and 2022 and the recently settled 2019 Nasdaq payment (the "Nasdaq Forwards"), as well as mark-to-market adjustments for non-marketable investments; and

•	Interest expense.

Newmark’s calculation of Adjusted EBITDA excludes certain items discussed above because they are either non-cash in nature, because the anticipated benefits from the expenditures are not expected to be fully realized until future periods, or because the Company views excluding these items as a better reflection of the underlying performance Newmark’s ongoing operations. The Company's management believes that its Adjusted EBITDA measure is useful in evaluating Newmark's operating performance, because the calculation of this measure generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company's management uses this measure to evaluate operating performance and for other discretionary purposes. Newmark believes that Adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company's financial results and operations.

Since Newmark's Adjusted EBITDA is not a recognized measurement under GAAP, investors should use this measure in addition to GAAP measures of net income when analyzing Newmark's operating performance. Because not all companies use identical EBITDA calculations, the Company's presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA is not intended to be a measure of free cash flow or GAAP cash flow from operations because the Company's Adjusted EBITDA does not consider certain cash requirements, such as tax and debt service payments.

For more information regarding Adjusted EBITDA, see the section of this document and/or the Company's most recent financial results press release titled "Reconciliation of GAAP Income to Adjusted EBITDA", including the related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP EPS.

Timing of Outlook for Certain GAAP and Non-GAAP Items
Newmark anticipates providing forward-looking guidance for GAAP revenues and for certain non-GAAP measures from time to time. However, the Company does not anticipate providing an outlook for other GAAP results. This is because certain GAAP items, which are excluded from Adjusted Earnings and/or Adjusted EBITDA, are difficult to forecast with precision before the end of each period. The Company therefore believes that it is not possible for it to have the required information necessary to forecast GAAP results or to quantitatively reconcile GAAP forecasts to non-GAAP forecasts with sufficient precision without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The relevant items that are difficult to predict on a quarterly and/or annual basis with precision and may materially impact the Company's GAAP results include, but are not limited, to the following:

•	Certain equity-based compensation charges that may be determined at the discretion of management throughout and up to the period-end;

•	Unusual, one-time, non-ordinary, or non-recurring items;

•
The impact of gains or losses on certain marketable securities, as well as any gains or losses related to associated mark-to- market movements and/or hedging including with respect to the Nasdaq Forwards. These items are calculated using period-end closing prices;

•	Non-cash asset impairment charges, which are calculated and analyzed based on the period-end values of the underlying assets. These amounts may not be known until after period-end;

•	Acquisitions, dispositions and/or resolutions of litigation, which are fluid and unpredictable in nature.

Liquidity Defined
Newmark may also use a non-GAAP measure called "liquidity". The Company considers liquidity to be comprised of the sum of cash and cash equivalents, marketable securities, and reverse repurchase agreements (if any), less securities lent out in securities loaned transactions and repurchase agreements. The Company considers liquidity to be an important metric for determining the amount of cash that is available or that could be readily available to the Company on short notice.

For more information regarding liquidity, see the section of this document and/or the Company's most recent financial results press release titled "Liquidity Analysis", including any related footnotes, for details about how Newmark's non-GAAP results are reconciled to those under GAAP.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS TO ADJUSTED EARNINGS
BEFORE NONCONTROLLING INTERESTS AND TAXES AND GAAP FULLY DILUTED EPS TO POST-TAX ADJUSTED EPS
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2019
GAAP net income (loss) available to common stockholders	$8,182	$16,904
Provision (benefit) for income taxes (1)	4,797	6,687
Net income (loss) attributable to noncontrolling interests (2)	6,056	6,502
GAAP income (loss) before income taxes and noncontrolling interests	$19,035	$30,093

Pre-tax adjustments:
Compensation adjustments:
Equity-based compensation and allocations of net income to limited partnership units and FPUs (3)	12,914	13,871
Other compensation adjustments (4)	372	—
Total Compensation adjustments	13,286	13,871

Non-Compensation adjustments:
Amortization of intangibles (5)	1,643	1,276
MSR amortization (6)	39,471	22,126
OMSR revenue (6)	(29,347)	(16,378)
Other non-compensation adjustments (7)	(12,480)	—
Total Non-Compensation adjustments	(713)	7,024

Other (income) loss net
Other non-cash, non-dilutive, and/or non-economic items (8)	(3,514)	13,861
Total Other (income) loss	(3,514)	13,861

Total pre-tax adjustments	9,059	34,756

Adjusted Earnings before noncontrolling interests and taxes	$28,094	$64,849

GAAP Net income (loss) available to common stockholders	$8,182	$16,904
Allocations of net income to noncontrolling interests (9)	5,601	6,639
Total pre-tax adjustments (from above)	9,059	34,756
Income tax adjustment to reflect adjusted earnings taxes (1)	667	(2,652)

Post-tax Adjusted Earnings to fully diluted shareholders	$23,509	$55,647
Per Share Data:
GAAP fully diluted earnings per share	$0.03	$0.08

Exchangeable preferred limited partnership units non-cash preferred dividends	0.01	0.01
Total pre-tax adjustments (from above)	0.03	0.13
Income tax adjustment to reflect adjusted earnings taxes	—	(0.01)
Other	0.02	0.03

Post-tax adjusted earnings per share (10)	$0.09	$0.21
Pre-tax adjusted earnings per share (10)	$0.11	$0.24
Fully diluted weighted-average shares of common stock outstanding	263,646	269,057

See the following page for notes to the above table.

(1) Newmark's GAAP provision (benefit) for income taxes is calculated based on an annualized methodology. Newmark includes additional tax-deductible items when calculating the provision (benefit) for taxes with respect to Adjusted Earnings using an annualized methodology. These include tax-deductions related to equity-based compensation, and certain net-operating loss carryforwards. The adjustment in the tax provision to reflect Adjusted Earnings is shown below (in millions):

	Three Months Ended March 31,
	2020	2019
GAAP provision for income taxes	$4.8	$6.7
Income tax adjustment to reflect Adjusted Earnings	(0.7)	2.7
Provision for income taxes for Adjusted Earnings	$4.1	$9.4

(2) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.
(3) The components of equity-based compensation and allocations of net income to limited partnership units and FPUs are as follows (in millions):

	Three Months Ended March 31,
	2020	2019
Issuance of common stock and exchangeability expenses	$8.1	$0.7
Allocations of net income	0.5	6.3
Limited partnership units amortization	1.9	6.3
RSU Amortization Expense	2.4	0.6
Equity-based compensation and allocations of net income to limited partnership units and FPUs	$12.9	$13.9

 (4) Represents $0.4 million compensation expenses related to severance as a result of the cost-savings initiative for the three months ended March 31, 2020.

(5) Includes Non-cash GAAP charges related to the amortization of intangibles with respect to acquisitions.
(6) Adjusted Earnings calculations exclude non-cash GAAP gains attributable to originated mortgage servicing rights (which Newmark refers to as "OMSRs") and non-cash GAAP amortization of mortgage servicing rights (which Newmark refers to as "MSRs"). Under GAAP, Newmark recognizes OMSRs gains equal to the fair value of servicing rights retained on mortgage loans originated and sold. Subsequent to the initial recognition at fair value, MSRs are carried at the lower of amortized cost or fair value and amortized in proportion to the net servicing revenue expected to be earned. However, it is expected that any cash received with respect to these servicing rights, net of associated expenses, will increase Adjusted Earnings in future periods.
(7) Includes $12.8 million of acquisition earnout reversals and $0.3 million of an impairment of fixed assets as a result of the cost-savings initiative for the three months ended March 31, 2020.
(8) The components of other non-cash, non-dilutive, and/or non-economic items are as follows (in millions):

	Three Months Ended March 31,
	2020	2019
Unrealized mark-to-market (gains)/losses for the Nasdaq forward and other Nasdaq adjustments, net	$(21.2)	$13.3
Mark-to-market (gains)/losses on non-marketable investments, net	16.8	—
Contingent consideration and other expenses	0.8	0.5
	$(3.6)	$13.8

(9) Excludes the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly-owned.
(10) For the three months ended March 31, 2020 and 2019, earnings per share calculations under GAAP included reductions for EPUs of $2.4 million and $3.2 million, respectively. For Adjusted Earnings these non-cash preferred dividends are excluded as Newmark expects to redeem these EPUs with Nasdaq shares.

NEWMARK GROUP, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019
GAAP Net income (loss) available to common stockholders	$8,182	$16,904
Add back:
Net income (loss) attributable to noncontrolling interests (1)	6,056	6,502
Provision (benefit) for income taxes	4,797	6,687
OMSR revenue (2)	(29,347)	(16,378)
MSR amortization (3)	39,471	22,126
Other depreciation and amortization (4)	6,568	6,178
Equity-based compensation and allocations of net income to limited partnership units and FPUs (5)	12,914	13,871
Other adjustments (6)	(12,421)	—
Other non-cash, non-dilutive, non-economic items (7)	(3,514)	13,861
Interest expense	10,904	9,567
Adjusted EBITDA	$43,610	$79,318

(1) Primarily represents Cantor and/or BGC's pro-rata portion of Newmark's net income and the noncontrolling portion of Newmark's net income in subsidiaries which are not wholly owned.

(2) Non-cash gains attributable to originated mortgage servicing rights.

(3) Non-cash amortization of mortgage servicing rights in proportion to the net servicing revenue expected to be earned.

(4) Includes fixed asset depreciation of $4.6 million and $4.9 million for the three months ended March 31, 2020 and 2019, respectively. Also includes intangible asset amortization and impairments related to acquisitions of $1.6 million and $1.3 million for the three months ended March 31, 2020 and 2019, respectively. Included in fixed asset depreciation is an asset impairment as a result of the cost-savings initiative of $0.3 million for the three months ended March 31, 2020.

(5) Please refer to Footnote 3 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Equity-based compensation and allocations of net income to limited partnership units and FPUs".

(6) Includes $12.8 million of acquisition earnout reversals and $0.4 million of severance as a result of the cost-savings initiative for the three months ended March 31, 2020.

(7) Please refer to Footnote 8 under "Reconciliation of GAAP Net Income (Loss) Available to Common Stockholders to Adjusted Earnings Before Noncontrolling Interest and Taxes and GAAP Fully Diluted EPS to Post-tax Adjusted EPS" for additional information about the components of "Other non-cash, non-dilutive, and non-economic items".

NEWMARK GROUP, INC.
FULLY DILUTED WEIGHTED-AVERAGE SHARE COUNT
FOR GAAP AND ADJUSTED EARNINGS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Common stock outstanding	177,545	178,611
Limited partnership units	56,277	60,688
Cantor units	22,841	23,553
Founding partner units	5,373	5,750
RSUs	1,370	—
Other	240	455

Fully diluted weighted-average share count for GAAP	263,646	269,057

Adjusted Earnings Adjustments:
Common stock outstanding	—	—
Limited partnership units	—	—
Cantor units	—	—
Founding partner units	—	—
RSUs	—	—
Other	—	—

Fully diluted weighted-average share count for Adjusted Earnings	263,646	269,057

NEWMARK GROUP, INC.
LIQUIDITY ANALYSIS
(in thousands)
(unaudited)
	March 31,	December 31,
	2020	2019
Cash and cash equivalents	$291,544	$163,564
Marketable securities (1)	—	60
Total	$291,544	$163,624

(1) As of March 31, 2020 and December 31, 2019, $0 million and $36.7 million of Marketable securities on our balance sheet were lent out in Securities Loaned transactions and therefore are not included as part of our Liquidity Analysis, respectively.

Other Useful Information
Unless otherwise stated, all results discussed in this document compare fourth quarter or full year 2019 with the relevant year-earlier periods. Certain reclassifications may have been made to previously reported amounts to conform to the current presentation and to show results on a consistent basis across periods. Any such changes would have had no impact on consolidated revenues or earnings under GAAP or for Adjusted Earnings, all else being equal. Certain numbers in the tables throughout this document may not sum due to rounding. Rounding may have also impacted the presentation of certain year-on-year percentage changes. On November 30, 2018, BGC Partners, Inc. (NASDAQ: BGCP) ("BGC Partners" or "BGC") completed the distribution of all of the shares of Newmark held by BGC to stockholders of BGC. BGC distributed these Newmark shares through a special pro rata stock dividend (the "Spin-Off" or the "Distribution"). For all periods prior to the Spin-Off, BGC was the largest and controlling shareholder of Newmark. As a result, BGC consolidated the results of Newmark and reported them as its Real Estate Services segment. These segment results may differ from those of Newmark as a stand-alone company.

About Newmark Group, Inc.
Newmark Group, Inc. ("Newmark Group") is a publicly traded company that, through subsidiaries, operates as a full-service commercial real estate services business with a complete suite of services and products for both owners and occupiers across the entire commercial real estate industry. Under the Newmark Knight Frank name, the investor/owner services and products of Newmark Group's subsidiaries include capital markets (comprised of investment sales and mortgage brokerage), agency leasing, property management, valuation and advisory, diligence and underwriting. Newmark Group's subsidiaries also offer government sponsored enterprise lending, loan servicing, debt and structured finance, and loan sales. Newmark Group's occupier services and products include tenant representation, global corporate services, real estate management technology systems, workplace and occupancy strategy, consulting, project management, lease administration and facilities management. Newmark Group enhances these services and products through innovative real estate technology solutions and data analytics designed to enable its clients to increase their efficiency and profits by optimizing their real estate portfolio.

Newmark Group has relationships with many of the world's largest commercial property owners, real estate developers and investors, as well as Fortune 500 and Forbes Global 2000 companies. Newmark Group's Class A common stock trades on the NASDAQ Global Select Market under the ticker symbol "NMRK". Newmark is a trademark/service mark and/or registered trademark/service mark of Newmark Group and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited. Find out more about Newmark at, https://twitter.com/newmarkkf, https://www.linkedin.com/company/newmark-knight-frank/, and/or http://ir.ngkf.com/investors/investors-home/default.aspx.

Discussion of Forward-Looking Statements about Newmark
Statements in this document regarding Newmark that are not historical facts are "forward-looking statements" that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company's business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, Newmark undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Newmark's Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Media Contact:
Karen Laureano-Rikardsen
+1 212-829-4975

Investor Contact:
Jason Harbes, CFA or Jason McGruder
+1 212-829-7124